SCHEDULE 14A INFORMATION
 Proxy Statment Pursuant to Section 14(a) of the Securities Exchange Act of
                                    1934
                              (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or  240.14a-12

                          Delta Natural Gas Company, Inc.
              (Name of Registrant as Specified In Its Charter)



                 (Name of Person(s) Filing Proxy Statement)



Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1)  Title of each class of securities to which transaction applies:
      2)  Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
      4)  Proposed maximum aggregate value of transaction:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed:

                       DELTA NATURAL GAS COMPANY, INC.
                           Holders of Common Stock
                            Appointment of Proxy

                   For the Annual Meeting of Shareholders
                 To Be Held November 17, 1994 at 10:00 a.m.
                  at the Principal Office of the Company at
                  3617 Lexington Road, Winchester, Kentucky


PROXY:
The undersigned hereby appoints Harrison D. Peet and Glenn R. Jennings, and either of them with power of substitution, as proxies to vote the shares of Common Stock of the undersigned in Delta Natural Gas Company, Inc. at the
Annual Meeting of its Shareholders to be held November 17, 1994 and at any adjournments thereof, upon all matters that may properly come before the meeting, including the matters identified (and in the manner indicated) on the reverse side of this proxy and described in the proxy statement furnished herewith.

           (Continued and to be signed and dated on reverse side)
        - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

NOTE:   This  proxy  is solicited on behalf of the Board of Directors,  which
recommends  votes  FOR  all items.  It will be voted as  specified.   If  not
specified, the shares represented by this proxy will be voted FOR all items.

 Please sign and date this proxy on the reverse side, and return it promptly in the enclosed envelope.
Indicate your vote by an (X) in the appropriate boxes:

ITEM:

1.   Election of Directors
     Nominees for three year term expiring 1997:
                                                  FOR
                         FOR       WITHHELD  all Nominees
                         all          all    EXCEPT those
                       NOMINEES    NOMINEES  listed below

                         ___          ___         ___

     Jane W. Hylton
     Harrison D. Peet
     Henry C. Thompson

     Nominee for two year term expiring 1996:

     Arthur E. Walker, Jr.

     ____________________________________________________
     ____________________________________________________
     ____________________________________________________


                                   FOR  AGAINST   ABSTAIN

                                   ___    ___       ____

2.   Appointment of Arthur Ander-
     sen LLP as auditors for Delta
     for 1995.



SIGN EXACTLY AS NAME(S) APPEARS BELOW:

X_________________________________________________________

X______________________________Date ________________, 1994

If joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

          Account        Shareholder(s)        Number
          Number           of record         of shares


                       Delta Natural Gas Company, Inc.
                             3617 Lexington Road
                         Winchester, Kentucky  40391


               Notice To Common Shareholders Of Annual Meeting
                        To Be Held November 17, 1994




Please take notice that the Annual Meeting of Shareholders of Delta Natural Gas Company, Inc. will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 17, 1994 at 10:00 a.m. for the purposes of:

1. Electing three Directors for three year terms expiring in 1997 and electing one Director for a two year term expiring in 1996;

2. Approving the appointment of Arthur Andersen LLP as auditors of the Company for 1995 and

3.   Acting on such other business as may properly come before the meeting.

Holders of Common Stock of record at the close of business on October 3, 1994 will be entitled to vote at the meeting.



By Order of the Board of Directors
Jane W. Hylton
Vice President - Human
Resources and Secretary

Winchester, Kentucky
October 11, 1994


To insure proper representation at the meeting at a minimum of expense, it will be very helpful if you fill out, sign and return the enclosed proxy promptly.


                               Proxy Statement

                       Delta Natural Gas Company, Inc.
                             3617 Lexington Road
                         Winchester, Kentucky  40391

                        Information Concerning Proxy



This solicitation of proxies is made by the Board of Directors of Delta Natural Gas Company, Inc. (Delta or the Company), and the costs associated with this solicitation will be borne by Delta. Management intends to use the mails to solicit all Shareholders and intends first to send this proxy statement and the accompanying form of proxy to Shareholders on or about October 11, 1994. Delta will provide copies of this proxy statement, the accompanying proxy and the Annual Report to brokers, dealers, banks and voting trustees, and their nominees, for mailing to beneficial owners, and upon request therefor, will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of Delta in person or by telephone, but without extra compensation.

You may revoke your proxy at any time before it is exercised by giving notice to Ms. Jane W. Hylton, Vice President - Human Resources and Secretary of Delta.


                            Election of Directors


Delta's Board of Directors is classified into three classes, with terms expiring in either 1994, 1995 or 1996.

The terms of four Directors, Jane W. Hylton, Harrison D. Peet, Henry C. Thompson and Arthur E. Walker, Jr. are scheduled to end in 1994. Jane W. Hylton, Harrison D. Peet, Henry C. Thompson, and Arthur E. Walker, Jr., who are members of the present Board of Directors, are nominated as Directors for election at the Annual Meeting of Shareholders. Jane W. Hylton, Harrison D. Peet, and Henry C. Thompson will hold office until the Annual Meeting in 1997 and until their successors have been elected and qualified. Arthur E. Walker, Jr. will hold office until the Annual Meeting in 1996 and until his successor has been elected and qualified.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for Jane W. Hylton, Harrison D. Peet, Henry C. Thompson, and Arthur E. Walker, Jr. as Directors of Delta. If one of them should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the Board of Directors to replace them as a Nominee. Management presently has no knowledge that any of the Nominees will refuse or be unable to serve.


The names of Directors and Nominees and certain information about them are set forth below:

                        Additional Business
Name, Age and Position    Experience During    Period of Service
   Held With Delta        Last Five Years         As Director


Donald R. Crowe (2) - 60
Director             Senior Analyst,           1966 to present
                     Department of Insurance,
                     Commonwealth of Kentucky,
                     Lexington, Kentucky

Billy Joe Hall(2) - 57
Director             Investment Broker,        1978 to present
                     LPL Financial Services
                     (general brokerage
                     services); Mount Sterling,
                     Kentucky

Jane W. Hylton (1) - 64
Vice President - Human
Resources and Secretary,
Director             Vice President - Human    1976 to present
                     Delta Resources, Inc.
                     (Resources), Delgasco, Inc.
                     (Delgasco), Deltran, Inc.
                     (Deltran) and Enpro, Inc.
                     (Enpro), all subsidiaries of
                     Delta

Glenn R. Jennings(3) - 45
President and Chief Execu-                     1984 to present
tive Officer and Director,
                     President and Chief Executive
                     Officer and Director, Resources,
                     Delgasco, Deltran and Enpro

                       Additional Business
Name, Age and Position   Experience During      Period of Service
    Held With Delta      Last Five Years           As Director

Harrison D. Peet(1) - 74  Chairman of the Board,    1950 to present
Chairman of the Board                           Resources, Delgasco,
                         Deltran and Enpro;
                         Retired President and
                         Chief Executive Officer,
                         Delta

Virgil E. Scott(3) - 73   Retired Vice President    1950 to present
Director                 Administration, Delta and
                         Resources; Director,
                         Resources, Delgasco,
                         Deltran and Enpro

Henry C. Thompson(1) - 72 President, Triple Land    1967 to present
Director                 Company, Inc. (land
                         development and real
                         estate rental); Retired
                         President, Henry Thompson
                         Construction Company, Inc.
                         (land development and
                         commercial real estate
                         rental), both of Nicholasville,
                         Kentucky

Arthur E. Walker, Jr.(1)(4) - 49
Director                 President, Walker Con-     1981 to present
                         struction Company (general
                         and highway construction)
                         and Atlas Concrete Products
                         Corporation (construction
                         materials), both of Mount
                         Sterling, Kentucky

Robert M. Watt III (2) - 47
Director                 Attorney, Stoll, Keenon &     1983 to present
                         Park (law firm), Lexington,
                         Kentucky (5)


(1)  Term expires November 17, 1994.

(2)  Term expires on date of Annual Meeting of Shareholders in 1995.

(3)  Term expires on date of Annual Meeting of Shareholders in 1996.

(4) On November 8, 1993, Arthur E. Walker, Jr., who is nominated for reelection to Delta's Board of Directors, entered a guilty plea in Montgomery County, Kentucky, District Court to the charge of making a political contribution in the name of another, a misdemeanor under Kentucky law. The Court fined Mr. Walker $1,000 plus court costs.

(5)  This law firm is Delta's primary legal counsel.


                        Committees and Board Meetings

Delta has an Audit Committee comprised of Messrs. Crowe, Hall and Walker. The Committee, which met one time during fiscal 1994, is empowered to recommend independent auditors to the Board, review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board.

Delta has a Compensation Committee comprised of Messrs. Crowe, Scott and Watt. The Committee, which met two times during fiscal 1994, is empowered to make recommendations to the Board as to the compensation of the Board and Officers and any other personnel matters.

Delta has a Nominating Committee comprised of Messrs. Hall, Thompson and Walker. The Committee, which met one time during fiscal 1994, is empowered to present to the Board names of individuals who would make suitable Directors and to counsel with appropriate Officers of the Company on matters relating to the organization of the Board. The Nominating Committee will consider Nominees recommended by Shareholders, if such nominations are submitted in writing to the attention of Ms. Jane W. Hylton at Delta's corporate office in Winchester, Kentucky.

Delta has an Executive committee comprised of Messrs. Jennings, Peet and Watt. The Committee, which did not meet in fiscal 1994, is empowered to act for and on behalf of the Board of Directors, during the interval between the meetings of the Board of Directors, in the management and direction of the business of the Company.

During  fiscal  1994,  Delta's Board of Directors held  four  meetings.   All
Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable Committee meetings.

Directors other than the Chairman of the board are provided a monthly fee of $300. Mr. Peet is provided, effective June 1, 1994, a monthly fee of $2,500 for his services as Chairman of the Board ($2,100 each month prior to June 1, 1994). Non-Officer Directors other than Mr. Peet receive a fee of $500 for attending Board or Committee meetings. During fiscal 1994, each Director was provided with additional compensation of $2,000 and 100 shares of Common Stock. Mr. Peet was also provided compensation of $7,500.


                              Officers of Delta

                                                 Date Began
                                                   in this
Name                 Position(1)         Age      Position(2)

John F. Hall         Vice President -    51      11/17/88
                     Regulatory Matters
                     and Treasurer

Robert C. Hazelrigg  Vice President-     47      5/20/93
                     Public and Consumer
                     Affairs

Alan L. Heath        Vice President -    47      5/21/84
                     Operations and
                     Engineering

Jane W. Hylton       Vice President -    64      11/17/88
                     Human Resources
                     and Secretary

Glenn R. Jennings    President and Chief 45      11/17/88
                     Executive Officer

Thomas A. Kohnle     Vice President -    64      11/17/88
                     Controller


(1)   Each  Officer  is  normally elected to serve a  one  year  term.   Each
  Officer's current term is scheduled to end on November 17, 1994, the date of the Board of Directors' meeting following the Annual Shareholders' Meeting.

(2) All current Officers have functioned as Officers of Delta for at least five years.

                   Board Compensation Committee Report on
                           Executive Compensation


The Compensation Committee of the Board of Directors (Committee) is composed of three independent, non-employee Directors. The Committee is responsible for developing and making recommendations to the Board with respect to Delta's executive compensation. All decisions by the Committee relating to the compensation of Delta's executive Officers, including the Chief Executive Officer, are reviewed and given final approval by the full Board of Directors. During 1994, no decisions of the Committee were modified in any material way or rejected by the full Board.

The goals of the Committee in establishing the compensation for the Company's executive Officers are to provide fair and appropriate levels of compensation that will insure the Company's ability to attract and retain a competent and energetic management team.

Salaries for Delta's Officers are determined in a manner similar to that for all employees, using a pay grade system established with the assistance of a consulting firm. Salary grades were developed for all positions in the Company through the use of external comparisons with other companies, and are periodically adjusted for inflation. The salary grades have a minimum and maximum compensation level for each grade. Salary increases for executive Officers are established by the Compensation Committee, considering factors which include the overall raises budgeted for the Company, individual performance of the executive Officers and their position in their individual pay grades. There has been no specific, quantified relationship between corporate performance and individual compensation.

There is no formal bonus plan for executive Officers. Bonuses have been paid in the past from time to time, at the discretion of the Company, based on the Company's overall performance and the contributions and performances of the individual Officers and other employees. There has been no specific, quantified relationship between corporate performance and individual bonuses. The decision to pay bonuses in 1994 was based upon recommendations from the Compensation Committee, and bonuses were approved by the Company's Board of Directors.

A summary of the compensation awarded to Glenn R. Jennings, President and Chief Executive Officer of the Company, is set forth in the "Summary Compensation Table". The compensation paid to Mr. Jennings for fiscal 1994 reflects a bonus and an increase in base salary, both of which are described above. The other components of Mr. Jennings' 1994 salary package are generally consistent with prior years.

The Committee believes Mr. Jennings has positioned the Company well to address a changing business climate, to provide for total shareholder return and to continue the Company's growth.

                     Donald R. Crowe
                     Virgil E. Scott
                     Robert M. Watt III

         Compensation Committee Interlocks and Insider Participation

Virgil  E.  Scott  is  a  Director of Delta and serves  on  the  Compensation
Committee.   Mr. Scott retired in 1986 as the Vice President - Administration of Delta.

Robert M. Watt III, a partner in the law firm of Stoll, Keenon & Park in Lexington, Kentucky, is a Director of Delta and serves on the Compensation Committee. Stoll, Keenon & Park represents Delta as general counsel in various legal and regulatory matters. During fiscal 1994, Delta paid Stoll, Keenon & Park $78,290 for legal services, and it is anticipated that this firm will continue to perform legal services for the Company during fiscal 1995. In the opinion of Management, transactions with Stoll, Keenon & Park were on terms as fair as might be expected in transactions with unaffiliated parties.


                         Summary Compensation Table

The following table sets forth information concerning the compensation of the Company's President and Chief Executive Officer for the last three fiscal years. No other executive officer of the Company earned compensation in excess of $100,000 for the periods.

                                     Annual
       Name and                Compensation      All Other
Principal     Position        Year                  Salary              Bonus
Compensation(1)

Glenn R. Jennings(2)   1994              $130,000       $34,101     $12,000
  President and Chief  1993              $124,000       $23,118     $12,000
  Executive Officer    1992              $121,000       $10,183     $12,000


(1) During each of the preceding three fiscal years, Delta forgave $12,000 of the principal amount of a loan made by Delta to Mr. Jennings (see "Certain Relationships and Related Transactions" for a discussion of this loan).

(2) The amounts reflected in this table do not include amounts received as a member of Delta's Board of Directors (see "Committees and Board Meetings").

               Comparison of Five Year Cumulative Total Return
                   Among the Company, S & P 500 Index, and
                   Natural Gas Distribution Industry Index


The following graph sets forth a comparison of five year cumulative total return among the common shares of the Company, the S & P 500 Index and the Edward D. Jones & Co. Natural Gas Distribution Industry Index ("Industry Index") for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on June 30, 1989 in each of the common shares of the Company, the S & P 500 Index and the Industry Index. Cumulative total return assumes reinvestment of dividends. The Industry Index consists of thirty natural gas distribution companies chosen by Edward D. Jones & Co. The Company is among the thirty companies included in the Industry Index.


















                1989   1990    1991  1992    1993  1994

Delta           100     95.6   111.7 142.0   187.2 210.5

S & P 500 Index 100    116.4   125.0 141.8   161.0 163.3

Industry Index  100    109.8   124.0 150.4   202.0 193.6






                  Estimated Annual Benefits Upon Retirement


Delta has a trusteed, non-contributory, defined benefit retirement plan. The following table illustrates the approximate pension benefits payable under the terms of the plan to employees retiring at the normal retirement age of 65 assuming five years' average annual compensation and years of service as indicated:

Average Annual         Estimated Annual Benefits For
Compensation              Years of Service Indicated
(Five Year
Average)            15        20       25         30       35

$100,000       $ 24,000   $ 32,000  $ 40,000  $ 48,000 $ 56,000
$125,000       $ 30,000   $ 40,000  $ 50,000  $ 60,000 $ 70,000
$150,000       $ 36,000   $ 48,000  $ 60,000  $ 72,000 $ 84,000
$175,000       $ 42,000   $ 46,000  $ 70,000  $ 84,000 $ 98,000
$200,000       $ 48,000   $ 64,000  $ 80,000  $ 96,000 $112,000

The plan is available to all employees as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service. The compensation used to determine the average monthly salary under the plan includes only base salary of employees (see "Salary" in the Summary Compensation Table). An employee may also elect from various joint, survivor, lump sum and annuitant provisions that would change the above amounts. Social security benefits would be in addition to the amounts received under Delta's pension plan.

Mr. Jennings has fifteen years of credited service in the plan.


                   Employment Contract and Termination of
                 Employment and Change in Control Agreement

Delta entered into an agreement with Mr. Jennings on June 1, 1992. The agreement provides for Mr. Jennings' employment in his present capacity through November 30, 1997, and such agreement continues on a year-to-year basis thereafter. This agreement provides for the termination of Mr. Jennings' employment in the event of his death or incapacity or for cause. In addition, Mr. Jennings may terminate his employment following a change in control if he determines in good faith that, due to the change in control, his continued employment is not in Delta's best interests or he is unable to carry out his duties effectively. A change in control is defined as a change in control that would be required to be reported under Regulation 14A of the Securities and Exchange Act of 1934 or an acquisition by any person or entity of twenty percent or more of Delta's issued and outstanding voting Common Stock.

Under the agreement, if Mr. Jennings is terminated by Delta without cause during the three year period immediately following a change in control, his compensation and service credits under the employee benefit plans will be continued for the remainder of the contract period, but in no event for less than three years following termination of employment. In addition, the agreement provides for the continuance, at not less than present levels, of employee benefit plans and practices, including the retirement plan, 401-K Plan, stock purchase plan, life and accidental death and dismemberment insurance, company furnished automobile and office, vacation plan, and medical, dental, health and long-term disability plans. If Mr. Jennings determines that in good faith he cannot continue to fulfill his responsibilities as a result of a change in control, then that is to be considered termination without cause. Further, Delta has indemnified Mr. Jennings for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings. In the event Delta terminates Mr. Jennings in violation of the agreement or in the event Mr. Jennings so terminates his employment following a change in control, Delta is required to pay Mr. Jennings a minimum of the greater of the number of years remaining under the agreement or three years' salary, either in lump sum, if Mr. Jennings elects to so terminate following a change in control, or on a monthly basis over the life of the obligation. Mr. Jennings' current yearly base salary is $136,000. Additionally, in the event Mr. Jennings so terminates his employment following a change in control, Delta will forgive any unpaid principal outstanding on a loan made to him (see "Certain Relationships and Related Transactions" for a description of this loan).


                        Security Ownership Of Certain
                    Beneficial Owners and Management (1)

                        Amount and Nature
                          Of Beneficial           Percent Of
Name Of Owner           Ownership(2)(3)(4)          Stock

Donald R. Crowe                2,629                   *
                        (329 shares jointly owned)

Billy Joe Hall                 2,799                   *
                        Amount and Nature
                          Of Beneficial           Percent Of
Name Of Owner           Ownership(2)(3)(4)          Stock

Jane W. Hylton                 5,627
                        (551 shares jointly owned)      *

Glenn R. Jennings              4,285                    *

Harrison D. Peet (5)          18,256                    *

Virgil E. Scott               12,242                    *

Henry C. Thompson              4,067                    *

Arthur E. Walker, Jr. (6)     10,190                    *
                        (3,489 shares jointly owned)

Robert M. Watt III (7)         2,284                    *
                        (517 shares jointly owned)

All Directors and             62,379                 3.4%
Officers as a           (4,886 shares jointly owned)
Group (13 persons)


* Less than 1%.


(1)  The only class of stock issued and outstanding is Common Stock.

(2) Under the terms of Delta's Employee Stock Purchase Plan, all Officers and employees (with certain limited exceptions) have the right to contribute 1% of their July 1, 1994 annual salary level on a monthly basis. At the end of fiscal 1995, Delta will issue its Common Stock, based upon 1995 contributions, using an average of the last sale price of Delta's stock as quoted in the National Association of Securities Dealers Automated Quotation National Market System at the close of business for the last five business days in June, 1995, and will match those share so purchased. If employees cease to participate in the plan prior to year end, their contribution will be returned with no matching Company portion. The continuation and terms of the plan are subject to approval by Delta's Board of Directors on an annual
  basis.   Accordingly,  all the persons listed who are Officers  (Directors, however, have no rights under this plan, unless they are also Officers) have the right to purchase shares of Delta's Common Stock and the right to receive shares without charge. This stock will not be issued until July, 1995. The ownership figures in the above table do not reflect these rights.

(3) The persons listed, unless otherwise indicated in this column, are the sole owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(4) The figures, which are as of August 1, 1994, are based on information supplied to Delta by its Officers and Directors.

(5) The listed shares include 15,000 shares held by Mr. Peet's wife in a voting trust, which is administered and voted by Mr. Peet.

(6) The listed shares include 2,911 share held by Mr. Walker as guardian for his children and 578 shares held by his wife.

(7) The listed shares include 517 shares held by Mr. Watt as guardian for his children.


               Certain Relationships and Related Transactions

Robert M. Watt III, a partner in the law firm of Stoll, Keenon & Park in Lexington, Kentucky, is a Director of Delta. Stoll, Keenon & Park represents Delta as general counsel in various legal and regulatory matters. During fiscal 1994, Delta paid Stoll, Keenon & Park $78,290 for legal services, and it is anticipated that this firm will continue to perform legal services for the Company during fiscal 1995. In the opinion of Management, transactions with Stoll, Keenon & Park were on terms as fair as might be expected in transactions with unaffiliated parties.

Delta has an agreement with Glenn R. Jennings, President and Chief Executive Officer and a Director of Delta, under the terms of which Mr. Jennings received a secured loan of $108,000. The agreement provides that interest is to be paid by Mr. Jennings at the annual rate of 8%, payable monthly, with Delta forgiving, effective September 1, 1994, $2,000 of the principal amount for each month of service Mr. Jennings completes ($1,000 each month prior to September 1, 1994). The outstanding balance on this loan was $81,000 as of September 1, 1994. The largest amount outstanding during fiscal 1994 was $95,000.




                           Appointment of Auditors

(Delta's Board of Directors recommends voting FOR this Proposal, which is designated in the Proxy as Item 2.)

Subject to approval of Delta's Common Shareholders, the Board of Directors of Delta has appointed Arthur Andersen LLP as independent public accountants and auditors in connection with Delta's accounting matters and to make an annual audit of the accounts of Delta and its subsidiary companies for the fiscal year ending June 30, 1995. Arthur Andersen LLP have been auditors for Delta since 1962 and, both by virtue of their long familiarity with Delta's affairs and their ability, are considered to be well qualified to perform this important function. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders, and they will have an opportunity to make a statement, if they so desire, and will be available to respond to questions.


                           Shareholders' Proposals

Proposals of security holders intended to be presented at Delta's 1995 annual meeting must be received by Delta no later than June 13, 1995, in order to be included in Delta's proxy statement and form of proxy related to that meeting.

                            Financial Statements

Delta's 1994 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to Common Shareholders.

                                Other Matters

Management is not aware of any other matters to be presented at the meeting of Shareholders to be held on November 17, 1994. However, if any other matters come before the meeting, it is intended that the Holders of proxies solicited hereby will vote such shares thereon in their discretion.

As of the close of business on October 3, 1994, the record date fixed for determination of voting rights, Delta had outstanding 1,845,693 shares of Common Stock, each share having one vote. A majority of the shares entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set). If a quorum exists, action on a matter (other than the election of Directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action unless a higher vote is required by law.

Under applicable Kentucky law, each Common Shareholder of Delta is entitled to vote cumulatively for the election of Directors. This means that each Common Shareholder has the right to give one Nominee votes equal to the number of Directors to be elected multiplied by the number of shares of Common Stock the Shareholder possesses or to distribute such votes among two or more Nominees as the Shareholder desires. The four nominees for Director receiving the highest number of votes will be elected.

There are no conditions precedent to the exercise of cumulative voting rights.

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., "broker non-vote"), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a "no" vote on a proposition. Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a "no" vote on a proposition.

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Shareholders' meeting.

Any stockholder may obtain without charge a copy of Delta's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year 1994, by submitting a request in writing to: John F. Hall, Vice President - Regulatory Matters and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY 40391.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

Jane W. Hylton
Vice President - Human
Resources and Secretary

October 11, 1994

The Company

Delta Natural Gas Company, Inc. (Delta or the Company) is engaged in the distribution, transmission and production of natural gas in its service area in 17 counties in central and southeastern Kentucky. Delta has warehouse facilities in Corbin and Winchester and branch offices in Barbourville, Berea, Corbin, London, Manchester, Middlesboro, Nicholasville, Owingsville, Stanton, and Williamsburg, with which it serves approximately 32,000 residential, commercial, industrial and transportation customers.

Unless the context requires otherwise, references to Delta include Delta and its four wholly-owned subsidiaries, Delta Resources, Inc. (Resources), Delgasco, Inc. (Delgasco), Deltran, Inc. (Deltran) and Enpro, Inc. (Enpro). Resources buys gas and resells it to industrial customers on Delta's system and to Delta for system supply. Delgasco buys gas and resells it to
Resources and to customers not on Delta's system. Deltran was formed to engage in potential pipeline projects under consideration and presently is inactive. Enpro owns and operates existing production properties. Delta and its subsidiaries are managed by the same officers.
Selected Consolidated Financial Information
For the Years
Ended June 30,         1994(a)       1993       1992       1991(b)      1990
Summary of Operations ($)

   Operating
   revenues .....   34,846,941   31,221,410  29,200,834  26,778,255   27,182,104

   Operating
   income .......    4,850,673    4,791,816   4,586,323   3,039,045    2,920,238

   Net income ...    2,671,001    2,620,664   2,453,813   1,162,582    1,195,512

   Earnings per
   common share .         1.50         1.60        1.52        0.73         0.76

   Dividends
   declared per
   common share .        1.105        1.085        1.08        1.08         1.08

Average Number of
Common Shares
Outstanding .....    1,775,068    1,635,945   1,612,437   1,586,235    1,563,588

Total Assets ($).   61,932,480   55,129,912  50,478,014  47,816,330   44,243,819

Capitalization ($

   Common share-
   holders' equity  22,164,791   17,501,045  16,227,158  15,147,551   15,369,126

   Long-term debt   24,500,000   19,596,401  20,187,826  21,473,431   12,231,202

   Total
   capitalization   46,664,791   37,097,446  36,414,984  36,620,982   27,600,328

Short-Term
Debt ($) (c) .....   3,205,000    7,729,000   4,029,000   2,616,000    7,632,800

Other Items ($)

   Capital
   expenditures ..   7,374,747    6,289,508   5,074,483   5,213,319    6,275,866

   Total plant ...  77,882,135   71,187,860  66,032,217  61,757,666   57,421,951


         (a) During October 1993, $15 million of debentures and 170,000 shares of Common Stock were sold, and the proceeds were used to repay short-term debt and to refinance certain long-term debt.
         (b) During May, 1991, $10 million of debentures were sold, and the proceeds were used to repay short-term debt.
         (c)  Includes current portion of long-term debt.

Corporate Mission

Delta will provide safe, reliable, high quality service to all its customers at competitive prices; strive for the best achievable customer satisfaction; ensure an optimal work environment for all its employees, including the best possible compensation and benefits; enhance the quality of its shareholders' investments by maximizing shareholder income and stock price; and maintain positive relationships with governmental officials, regulatory agencies and the general public.

Letter to Shareholders

      1994 was a continuation of the strong operating results Delta has had now for the past three years. Net income increased as compared with 1993 and was at a record level. Earnings per share declined due to the additional common shares issued during 1993. Retail sales volumes increased by 8.6% as compared with 1993. This was due to the colder weather and our continued growth in customers (2.5% in 1994). Degree days were 105.8% of 30 year averages in 1994 as compared with 99.2% in 1993.

      Our service area experienced some very severe weather this past winter, with temperatures as low as -28 degrees Fahrenheit in January, 1994. We also had heavy snow as well as ice storms. Through all this adverse weather, our well trained and equipped employees demonstrated their willingness and ability to serve our customers well. Industry changes in the past few years resulted in some anxiety over how the national supply system would perform in severe winter weather. We are pleased to report that natural gas supplies delivered on interstate pipelines and from local Kentucky production were adequate to meet our customer's needs.

      Our industry has continued to evolve this past year, with natural gas prices deregulated at the well head while transportation and distribution are regulated by either federal or state agencies. Delta plans to respond effectively to industry changes. We continue to expand our transportation and distribution system to meet customer needs. Delta transports gas for industrial customers, marketers and producers. We maintain interconnects with several intrastate and interstate pipeline systems. Our subsidiaries stimulate production of Kentucky reserves and maximize the throughput on our system by buying and selling gas.

      We will continue to pursue growth for Delta, including acquisitions of distribution and transportation systems where appropriate. We will also investigate other business options, including storage properties, to enhance our system capabilities.

     Thank you for your support.

Sincerely,



H. D. Peet                         Glenn R. Jennings
Chairman of the Board              President and Chief
                                   Executive Officer
August 15, 1994
SUMMARY OF OPERATIONS

Gas Operations and Supply

Delta provides retail gas distribution and transportation service to over 32,000 customers in its service area in 17 predominantly rural counties in
Kentucky. The economy of Delta's service area in southeastern Kentucky is based principally on coal mining, farming and light industry. The four largest service areas are Corbin, Nicholasville, Berea and Barbourville, where Delta serves approximately 5,800, 5,300, 3,400 and 3,100 customers, respectively.

The Company's revenues are affected by various factors, including rates billed to customers, the cost of natural gas, economic conditions in the areas that the Company serves, weather conditions and competition. Delta competes for customers and sales with alternate sources of energy, including electricity, coal, oil, propane and wood. Gas costs, which the Company is generally able to pass through to customers under its purchased gas adjustment clause, may affect Delta's competitive position or may cause customers to conserve, or, in the case of industrial customers, to use alternative energy sources. Also, the potential bypass of Delta's system by industrial customers and others is a competitive concern that Delta has addressed and will continue to address. In recent years, regulatory changes at the federal level and changes in the participants in the natural gas industry have led to a national spot market for natural gas. The Company's marketing subsidiaries purchase gas and resell it to various industrial customers and others in competition with producers and marketers.

Delta's retail sales are seasonal and temperature-sensitive as the majority of the gas sold by Delta is used for heating. This seasonality impacts Delta's liquidity position and its management of its working capital requirements (see Management's Discussion and Analysis of Financial Condition and Results of Operations). Currently, over 99% of Delta's customers are residential and commercial. Delta's remaining light industrial customers purchased approximately 7% of the total volume of gas sold by Delta at retail during 1994.

Retail gas sales in 1994 were 4,334,000 thousand cubic feet (Mcf), as compared to 3,990,000 Mcf in 1993. Heating degree days for 1994 were approximately 105.8% of the thirty year average as compared with 99.2% in 1993. As a result of this colder weather, sales volumes increased by 344,000 Mcf, or 8.6%, in 1994. Also, the number of customers served increased by 796, or 2.5%, during
1994. We continued to convert customers to natural gas from other fuels. Also, much of Delta's service area continued to expand, resulting in growth opportunities for the Company. Industrial parks have been developed in certain areas and have resulted in new industrial customers, some of whom are on-system transportation customers.

A total of $2,933,000 of transportation revenues was earned during 1994 as compared with $3,287,000 during 1993. Total volumes transported were 4,183,000 Mcf in 1994 as compared to 4,916,000 Mcf in 1993. As of June 30, 1994, Delta had 73 on-system transportation customers (industrial customers who purchase their gas from others) and 4 off-system transportation customers (deliveries made by Delta to other pipelines).

Transportation  revenues include $2,310,000 earned during 1994  and  $2,451,000 earned  during  1993  for transportation of 2,186,000 Mcf  and  2,248,000  Mcf,
respectively,   on   behalf   of  on-system  customers.    Delta's   off-system
transportation includes deliveries for interconnected interstate pipeline systems. During 1994 and 1993, 1,997,000 Mcf and 2,668,000 Mcf, respectively, were transported for off-system deliveries. The decline in off-system transportation in 1994 was primarily due to reduced shipments of gas on a 43 mile pipeline that Delta leased and began operating during 1989. The pipeline extends from Clay County to Madison County where it interconnects with the interstate pipeline facilities of the Columbia Gulf Transmission Company. Delta's agreements to operate the line and transport gas through it had an initial term of three years and extend from year-to-year thereafter. Delta's off-system transportation volumes include 574,000 Mcf transported through this pipeline in 1993. This pipeline has been inactive since October, 1992. Also, some producers shipped gas to markets that did not require the use of Delta's system.

Some producers in Delta's service area can access certain pipeline delivery systems other than Delta, which provides competition from others for transportation of such gas. Delta will continue its efforts to purchase or transport any natural gas available that is produced in reasonable proximity to its facilities.

Recognizing competitive concerns, Delta will continue to maintain an active gas supply management program that emphasizes long-term reliability and the pursuit of cost effective sources of gas for its customers. Delta purchases gas supplies from interstate pipelines, intrastate suppliers and others. Delta has transportation and storage capacity available on certain interstate pipelines for deliveries of gas through those facilities. The Company presently anticipates an adequate gas supply for service to existing customers and to provide for growth.

During 1992, the Federal Energy Regulatory Commission (FERC) ordered a major restructuring of interstate natural gas pipeline operations, services and rates during its Order 636 proceedings. It required that interstate pipelines provide transportation and storage services priced separately from sales of gas. The FERC provided for blanket sales for resale certificates authorizing interstate pipelines to sell gas at unregulated, market-based rates. Pipelines must provide a new no-notice firm service in addition to open-access transportation and storage services. The FERC provided for new capacity assignment mechanisms. Pipelines were required to design their transportation and storage rates using the straight-fixed-variable rate design methodology, which provides for recovery of less costs in the commodity, or unit, component of rates and correspondingly more costs in the demand, or fixed, component.
Pipelines are allowed to abandon sales and transportation service upon expiration or termination of contracts. The FERC established methods for the recovery of transition costs such as take-or-pay and contract reformation costs by pipelines.

Delta was involved in restructuring proceedings with both its interstate pipeline suppliers, Tennessee Gas Pipeline Company (Tennessee) and Columbia Gas Transmission Corporation (Columbia). Delta contracted for transportation and storage services with these two pipeline suppliers, with gas supplies purchased from gas marketers. The FERC approved Tennessee's new rates and services effective September 1, 1993, and Columbia's new rates and services effective November 1, 1993.

Enpro produces oil and gas from leases it owns in southeastern Kentucky. Natural gas production is purchased by the Company for system supply. Remaining proved, developed natural gas reserves are estimated at approximately
5.4 million Mcf. During 1994, Delta purchased approximately 242,000 Mcf from these properties. Oil production has not been significant.

As an active participant in many areas of the natural gas industry, Delta plans to continue its efforts to expand its gas distribution system. Delta is considering acquisitions of other gas systems, some of which are contiguous to its existing service areas, as well as continued expansion within its existing service areas. The Company also anticipates continuing activity in gas production and transportation areas and plans to pursue and increase these activities wherever practicable. The Company will continue to consider the construction or acquisition of additional transmission, storage and gathering facilities to provide for increased transportation and enhanced supply and system flexibility.


Regulatory Matters

Delta is subject to the regulatory authority of the Public Service Commission of Kentucky (PSC) with respect to various aspects of its business, including rates and service to retail and transportation customers. Delta's last rate case was filed in 1990 and settled in May, 1991. Delta currently has no general rate case filed.

On January 29, 1993, the PSC established an administrative proceeding to investigate the reasonableness of current state regulatory practices, in particular purchased gas cost recovery mechanisms, in light of FERC Order 636. Delta is a party to this proceeding. Delta currently has a Gas Cost Recovery
(GCR) clause, which provides for a dollar-tracker that matches revenues and gas costs and allows eventual full recovery of gas costs. This clause requires Delta to make quarterly filings with the PSC, but such procedure does not require a general rate case. The GCR mechanism provides for any over or under-recovery of purchased gas costs to be reflected in the rates charged to customers.

In an Order dated December 22, 1993, in its administrative proceeding, the PSC provided for pipeline transition costs and certain other components of gas supply costs to appropriately be recovered through regulated utilities' purchased gas recovery mechanisms. Delta's quarterly GCR filings include certain pipeline transition costs and various components of gas supply costs as a result of the FERC Order 636 restructuring. The PSC has approved such filings and Delta has implemented rates reflecting these increased costs. Other issues, including those related to the FERC Order 636 restructuring, are currently the subject of consideration in this continuing administrative proceeding.

In addition to PSC regulation, Delta may obtain non-exclusive franchises from the cities and communities in which it operates authorizing it to place its facilities in the streets and public grounds. However, no utility may obtain a franchise until it has obtained from the PSC a certificate of convenience and necessity authorizing it to bid on the franchise. Delta holds unexpired franchises in five of the ten cities in which it maintains a branch office and in seven other communities it serves. In the other cities or communities, either Delta's franchises have expired, the communities do not have governmental organizations authorized to grant franchises, or the local governments have not required, or do not want to offer, a franchise. Delta will attempt to acquire or reacquire franchises wherever possible and feasible.

Without a franchise, a local government could require Delta to cease its occupation of the streets and public grounds or prohibit Delta from extending its facilities into any new area of that city or community. To date, the absence of a franchise has had no adverse effect on Delta's operations.


Capital Expenditures

Capital expenditures during fiscal 1994 were approximately $7.4 million and for fiscal 1995 are estimated at approximately $8.4 million. These include expenditures for system extensions and the replacement and improvement of existing transmission, distribution, gathering and general facilities.


Financing

The Company's capital expenditures and operating cash requirements are met through the use of internally generated funds and a short-term line of credit. The line of credit at June 30, 1994 was $15 million, of which approximately $2.7 million had been borrowed. These short-term borrowings are periodically repaid with long-term debt and equity securities, as was done in October, 1993 when the net proceeds of approximately $17.8 million from the sale of $15 million of debentures and 170,000 shares of common stock were used to refinance certain long-term debt and to repay short-term notes payable.

Present plans are to utilize the short-term line of credit to help meet planned capital expenditures and operating cash requirements. The amounts and types of future long-term debt and equity financings will depend upon the Company's capital needs and market conditions.

During 1994 the requirements of the Employee Stock Purchase Plan were met through the issuance of 4,400 shares of common stock, resulting in an increase of $93,225 in Delta's common shareholders' equity and the Dividend Reinvestment and Stock Purchase Plan (see Note 3 of the Notes to Consolidated Financial Statements) resulted in the issuance of 15,355 shares of common stock, providing an increase of $309,137 in Delta's common shareholders' equity.


Common Stock Dividends and Prices

Delta has paid cash dividends on its common stock each year since 1964. While it is the intention of the Board of Directors to continue to declare dividends on a quarterly basis, the frequency and amount of future dividends will depend upon the Company's earnings, financial requirements and other relevant factors.

Delta's common stock is traded in the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System. The accompanying table reflects the high and low sales prices during each quarter as reported by NASDAQ and the quarterly dividends declared per share.

                    Range of Stock Prices ($)     Dividends
Quarter             High                Low       Per Share

Fiscal 1994
First               22 1/4              18 3/4       .275
Second              23 1/2              21           .275
Third               21 3/4              19           .275
Fourth              20 1/2              17 1/4       .28


Fiscal 1993
First               18 1/2              15 1/2       .27
Second              18 1/2              17 1/4       .27
Third               19 1/2              17 1/4       .27
Fourth              19 1/2              18 1/2       .275

There were 2,258 record holders of Delta's common stock as of August 1, 1994.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Liquidity and Capital Resources

Capital expenditures for Delta for 1995 are expected to be approximately $8.4 million. Delta generates internally only a portion of the cash necessary for its capital expenditure requirements and finances the balance of its capital expenditures on an interim basis through the use of its borrowing capability under its short-term line of credit. The current line of credit is $15 million, of which approximately $2.7 million had been borrowed at June 30, 1994 at an interest rate of 5.5%. Delta had an average interest rate of 4.3% for 1994. The current line of credit extends until November, 1994. Short-term borrowings are periodically repaid with the proceeds from the issuance of long-term debt and equity securities, as was done in October, 1993, when the net proceeds of approximately $17.8 million from the sale of $15 million of debentures and 170,000 shares of common stock were used to repay short-term debt and to refinance certain long-term debt. The amounts and types of future long-term debt and equity financings will depend upon the Company's capital needs and market conditions.

Delta's sales are seasonal in nature, and the largest proportion of cash is received during the winter heating months when sales volumes increase considerably. During non-heating months, cash needs for operations and construction are partially met through short-term borrowings. Additionally, most construction activity takes place during the non-heating season because of more favorable weather conditions, thus increasing seasonal cash needs.

The primary sources and uses of cash during the last three years are summarized below:

Sources(Uses)            1994           1993           1992

Provided by operat-
  ing activities      $  6,172,019  $ 4,567,023   $ 6,370,685

Capital expenditures  $ (7,374,747) $(6,289,508)  $(5,074,483)

Issuance of deben-
  tures, net          $ 14,246,937  $    --       $     --

Repayment of long-
  term debt           $(11,330,286) $  (591,425)  $  (787,605)

Net short-term
  borrowings          $ (3,765,0000) $ 3,700,000  $   915,000

Common stock
  dividends           $(1,972,368) $(1,775,411)   $(1,741,661)

Issuance of common
  stock, net          $ 3,965,113  $   428,634    $   367,455


Cash provided by operating activities consists of net income and noncash items including depreciation, depletion, amortization and deferred income taxes. Additionally, changes in working capital are also included in cash provided by operating activities. The Company expects that internally generated cash, coupled with seasonal short-term borrowings, will continue to be sufficient to satisfy its operating, capital expenditure and dividend requirements over the next year.


Results of Operations

Operating Revenues

The increase in operating revenues for 1994 of approximately $3,625,000 was due primarily to an increase in retail sales volumes of approximately 344,000 Mcf as a result of the colder winter weather in 1994 (105.8% of thirty year average weather compared to 99.2% for 1993), and an increase in customers served of 796, or 2.5%. The increase in operating revenues was partially offset by an approximately $212,000 decrease in transportation revenues for off-system customers resulting from decreased volumes of approximately 671,000 Mcf due primarily to reduced volumes shipped by others on a leased pipeline that has been inactive since October, 1992, and due to certain producers who shipped gas into markets that did not require the use of Delta's system.

The increase in operating revenues for 1993 of approximately $2,021,000 was due primarily to an increase in retail sales volumes of approximately 324,000 Mcf as a result of the colder winter weather in 1993 (99.2% of thirty year average weather as compared to 92.5% for 1992), and an increase in customers served of 872, or 2.9%. Contributing to the increase in operating revenues was an increase in Resources' revenues resulting from increased volumes and cost of gas for resale to on-system customers and an increase in transportation
revenues  resulting  from  increased  volumes  of  approximately  187,000   Mcf
transported for on-system customers. The increase in operating revenues was partially offset by an approximately $506,000 decrease in transportation revenues for off-system customers resulting from decreased volumes of approximately 1,912,000 Mcf due to reduced volumes shipped by others on a leased pipeline that has been inactive since October, 1992, and due to certain producers who shipped gas into markets that did not require the use of Delta's system.


Operating Expenses

The increase in purchased gas expense of approximately $3,016,000 for 1994 was due primarily to an increase in the cost of gas for retail sales due to an increase in retail sales volumes.

The increase in purchased gas expense of approximately $1,669,000 for 1993 was due primarily to increases in the cost of gas purchased by Resources for resale to on-system customers. Contributing to the increase was an increase in the cost of gas for retail sales due to an increase in retail sales volumes.

The  increases  in  depreciation expense during 1994 and 1993 of  approximately
$145,000   and  $158,000,  respectively,  were  due  primarily  to   additional
depreciable plant.

The increases in taxes other than income taxes during the periods of approximately $78,000 and $39,000 for 1994 and 1993, respectively, were primarily due to increased property taxes which resulted from increased plant, and to increased payroll taxes, which resulted from increased wages and payroll tax rates.

Changes in income taxes during the periods of approximately $34,100 and $102,000 for 1994 and 1993, respectively, were primarily due to changes in net income. The Omnibus Budget Reconciliation Act of 1993 did not result in additional income taxes for Delta. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", effective on July 1, 1993, as required. SFAS No. 109, which replaces SFAS No. 96, adopts the liability method of accounting for income taxes, requiring deferred income tax assets and liabilities to be computed using tax rates that will be in effect when the book and tax temporary differences reverse. For regulated companies, the change in tax rates applied to accumulated deferred income taxes may not be immediately recognized in operating results because of ratemaking treatment. A regulatory liability has been established to recognize the future revenue requirement impact from these deferred taxes. As a result, the adoption of SFAS No. 109 did not have a material impact on the results of operations or financial position of the Company.

SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits", and SFAS No. 112, "Employers' Accounting for Post-Employment Benefits", did not affect the Company as Delta does not provide benefits for post-retirement or post-employment other than the pension plan for retired employees.


Interest Charges

The decrease in long-term interest for 1993 of approximately $62,000 was due to less long-term debt outstanding during the period. The increase in other interest charges for 1993 of approximately $106,000 was due primarily to increased average short-term borrowings that were partially offset by lower interest rates for the period.

 Delta Natural Gas Company, Inc.
        and Subsidiary Companies

Consolidated Statements of
Income

For the Years Ended June 30,         1994         1993        1992

Operating Revenues ............   $34,846,941  $31,221,410  $29,200,834

Operating Expenses

   Purchased gas ..............   $17,250,556  $14,234,258  $12,564,947
   Operation and maintenance
     (Note 1) .................     8,382,767    8,020,622    8,173,070

   Depreciation and depletion
     (Note 1) .................     1,977,868    1,833,072    1,675,540

   Taxes other than income
     taxes ....................       875,477      797,942      759,354

   Income taxes (Note 1) ......     1,509,600    1,543,700    1,441,600

      Total operating expenses.   $29,996,268  $26,429,594  $24,614,511

Operating Income ..............   $ 4,850,673  $ 4,791,816  $ 4,586,323

Other Income and Deductions, Net       34,987       39,681       34,087

Income Before Interest Charges.   $ 4,885,660  $ 4,831,497  $ 4,620,410

Interest Charges

   Interest on long-term debt..   $ 1,879,526  $ 1,875,901  $ 1,938,389

   Other interest .............       243,729      258,405      152,728

   Amortization of debt expense        91,404       76,527       75,480

      Total interest charges ..   $ 2,214,659  $ 2,210,833  $ 2,166,597

Net Income                        $ 2,671,001  $ 2,620,664  $ 2,453,813

Weighted Average Number of
Common Shares Outstanding .....     1,775,068    1,635,945    1,612,437

Earnings Per Common Share .....   $      1.50  $      1.60  $      1.52

Dividends Declared Per Common
Share .........................   $     1.105  $     1.085  $      1.08

The accompanying notes to consolidated financial statements are an integral part of these statements.


Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows

For the Years Ended June 30,             1994         1993           1992

Cash Flows From Operating
Activities:
   Net income ......................  $ 2,671,001   $ 2,620,664   $ 2,453,813

   Adjustments to reconcile net
   income to net cash from
   operating activities:
      Depreciation, depletion and
        amortization ...............    2,069,013     1,922,102     1,751,020
      Deferred income taxes and
        investment tax credits .....      874,800       839,100       467,600
      Other - net ..................      446,969       493,848       565,756

   (Increase) decrease in assets:
      Accounts receivable ..........      802,197      (707,605)      343,423
      Unamortized debt expense and
        other ......................         -           (1,616)     (160,401)
      Materials and supplies .......     (229,275)      155,358       122,092
      Prepayments ..................       25,701         8,096       (39,997)
      Other assets .................         (780)      (93,948)     (119,703)

   Increase (decrease) in other
   liabilities:
      Accounts payable .............      513,265       438,897       424,898
      Refunds due customers ........      358,270        37,226       (20,752)
      Accrued taxes ................      (34,543)     (162,982)      297,368
      Other current liabilities ....       38,675        16,435      (213,594)
      Advance (deferred) recovery
        of gas cost ................   (1,372,030)     (993,136)      463,870
      Advances for construction and
        other ......................        8,756        (5,416)       35,292

         Net cash provided by
           operating activities ....  $ 6,172,019   $ 4,567,023   $ 6,370,685

Cash Flows From Investing
Activities:
   Capital expenditures ............  $(7,374,747)  $(6,289,508)  $(5,074,483)

         Net cash used in investing
           activities ..............  $(7,374,747)  $(6,289,508)  $(5,074,483)


Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows (continued)

For the Years Ended June 30,              1994           1993          1992

Cash Flows From Financing
Activities:
   Dividends on common stock .......  $(1,972,368)   $(1,775,411)   $(1,741,661)
   Issuance of common stock, net....    3,965,113        428,634        367,455
   Issuance of debentures, net......   14,246,937            -              -
   Repayment of long-term debt .....  (11,330,286)      (591,425)      (787,605)
   Increase (decrease) in notes
     payable .......................  $(3,765,000)   $ 3,700,000    $   915,000

         Net cash provided by (used
           in) financing activities   $ 1,144,394    $ 1,761,798    $(1,246,811)

Net Increase (Decrease) in Cash and
Cash Equivalents ...................  $   (58,332)   $    39,313    $    49,391

Cash and Cash Equivalents,
Beginning of Year ..................      214,879        175,566        126,175

Cash and Cash Equivalents,
End of Year ........................  $   156,547    $   214,879    $   175,566


Supplemental Disclosures of Cash
Flow Information:

Cash paid during the year for:
   Interest                           $ 2,141,705    $ 2,107,168    $ 2,154,055
   Income taxes                       $   715,000    $   952,851    $   867,382


The accompanying notes to consolidated financial statements are an integral part of these statements.


Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets

As of June 30,                                     1994         1993

Assets
   Gas Utility Plant, at cost ..............   $77,882,135    $71,187,860
     Less - Accumulated provision for
     depreciation ..........................   (22,862,469)   (21,118,363)

         Net gas plant                         $55,019,666    $50,069,497

   Current Assets
      Cash and cash equivalents ............   $   156,547    $   214,879
      Accounts receivable, less accumulated
        provisions for doubtful accounts of
        $131,324 and $208,182 in 1994 and
        1993, respectively .................     1,117,962      1,920,159
      Gas in storage, at average cost ......       352,572        364,508
      Deferred Gas Costs (Note 1) ..........     1,471,342         99,312
      Materials and supplies, at first-in,
        first-out cost .....................       700,761        471,486
      Prepayments ..........................       317,343        343,044

         Total current assets                  $ 4,116,527    $ 3,413,388

   Other Assets
      Cash surrender value of officers' life
        insurance (face amount of $1,031,000
        and $1,020,000 in 1994 and 1993,
        respectively) ......................   $   269,029    $   244,313
      Note receivable from officer .........        83,000         95,000
      Unamortized debt expense and other
        (Note 5) ...........................     2,444,258      1,307,714

         Total other assets                    $ 2,796,287    $ 1,647,027

            Total assets                       $61,932,480    $55,129,912

Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets (continued)

As of June 30,                                     1994        1993

Liabilities and Shareholders' Equity

   Capitalization (See Consolidated Statements
   of Capitalization)
      Common Shareholders' equity ..........    $22,164,791  $17,501,045
      Long-term debt (Note 5) ..............    24,500,000   19,596,401

         Total capitalization ..............   $46,664,791  $37,097,446

   Current Liabilities
      Notes payable (Note 4) ...............    $ 2,705,000  $ 6,470,000
      Current portion of long-term debt
        (Note 5) ...........................        500,000    1,259,000
      Accounts payable .....................      2,133,840    1,620,575
      Accrued taxes ........................        436,158      470,701
      Refunds due customers ................        396,065       37,795
      Customers' deposits ..................        342,979      377,402
      Accrued interest on debt .............        427,338      445,788
      Accrued vacation .....................        454,362      420,675
      Other accrued liabilities ............       314,888      257,027

         Total current liabilities             $ 7,710,630  $11,358,963

   Deferred Credits and Other
      Deferred income taxes ................    $ 5,116,400  $ 5,482,600
      Investment tax credits ...............        921,800      993,300
      Regulatory liability (Note 1) ........      1,312,500
                                                          -
      Advances for construction and other ..       206,359      197,603

         Total deferred credits and other      $ 7,557,059  $ 6,673,503

   Commitments and Contingencies (Note 6) ..

            Total liabilities and
            shareholders' equity ............  $61,932,480  $55,129,912



The accompanying notes to consolidated financial statements are an integral part of these statements.

Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended June 30,                    1994         1993       1992

Common Shares
   Balance, beginning of year ........... $ 1,648,485  $ 1,624,878  $ 1,600,033
     $1.00 par value of 190,855, 23,607
       and 24,845 shares issued in 1994,
       1993 and 1992, respectively -
       Public issuance of common shares .     170,000          -            -
       Dividend reinvestment and stock
         purchase plan ..................      15,355       16,265       18,067
       Employee stock purchase plan and
         other ..........................       5,500        7,342        6,778

   Balance, end of year ................. $ 1,839,340  $ 1,648,485  $ 1,624,878

Premium on Common Shares
   Balance, beginning of year ........... $15,562,427  $15,157,400  $14,814,790
     Premium on issuance of common shares-
       Public issuance of common shares .   3,570,000          -            -
       Dividend reinvestment and stock
         purchase plan ..................     293,782      281,074      245,801
       Employee stock purchase plan and
         other ..........................     106,700      123,953       96,809

   Balance, end of year ................. $19,532,909  $15,562,427  $15,157,400

Capital Stock Expense
   Balance, beginning of year ........... $(1,391,801) $(1,391,801) $(1,391,801)
      Public issuance of common shares       (196,224)         -           -
   Balance, end of year ................. $(1,588,025) $(1,391,801) $(1,391,801)

Retained Earnings
   Balance, beginning of year ........... $ 1,681,934  $   836,681  $   124,529
     Net income .........................   2,671,001    2,620,664    2,453,813
     Cash dividends declared on common
       shares - (See Consolidated
       Statements of Income for rates) ..  (1,972,368)  (1,775,411)  (1,741,661)

   Balance, end of year ................. $ 2,380,567  $ 1,681,934  $   836,681


The accompanying notes to consolidated financial statements are an integral part of these statements.

Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Capitalization

As of June 30,                                   1994           1993

Common Shareholders' Equity
   Common shares, par value $1.00 per share
     (Notes 2 and 3) Authorized - 6,000,000
      shares - Issued and outstanding -
       1,839,340 and 1,648,485 shares in
       1994 and 1993, respectively .........  $ 1,839,340   $ 1,648,485
   Premium on common shares ................   19,532,909    15,562,427
   Capital stock expense ...................   (1,588,025)   (1,391,801)
   Retained earnings (Note 5) ..............    2,380,567     1,681,934

      Total common shareholders' equity ....  $22,164,791   $17,501,045

Long-Term Debt (Note 5)
   Debentures, 6 5/8%, due 2023               $15,000,000           -
   Debentures, 9%, due 2011 ................   10,000,000   $10,000,000
   Debentures, 8 5/8%, due 2007 ............          -      10,553,000
   First mortgage loan payable to bank, at
     9 1/4%, due in monthly installments
     through 1997, secured by first
     mortgage on corporate office building .          -         177,401
   Sinking fund debentures, 9 1/2% due in
     annual installments to 1996 ...........          -__       125,000

                                              $25,000,000   $20,855,401

   Less - Amounts due within one year,
     included in current liabilities .......     (500,000)   (1,259,000)

      Total long-term debt .................  $24,500,000   $19,596,401

         Total capitalization ..............  $46,664,791   $37,097,446



The accompanying notes to consolidated financial statements are an integral part of these statements.

DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Summary of Significant Accounting Policies:

(a) Principles of Consolidation -- Delta Natural Gas Company, Inc. (Delta or the Company) has four wholly-owned subsidiaries. Delta Resources, Inc. (Resources) buys gas and resells it to industrial customers on Delta's system and to Delta for system supply. Delgasco, Inc. buys gas and resells it to Resources and to customers not on Delta's system. Deltran, Inc. was formed to engage in potential pipeline projects under consideration and is inactive. Enpro, Inc. owns and operates existing production properties. All subsidiaries of Delta are included in the consolidated financial statements. Intercompany balances and transactions have been eliminated.

(b)   Cash  Equivalents -- For the purposes of the Consolidated  Statements  of
Cash Flows, all temporary cash investments with a maturity of three months or less at the date of purchase are considered cash equivalents.

(c) Depreciation -- The Company determines its provision for depreciation using the straight-line method and by the application of rates to various classes of utility plant. The rates are based upon the estimated service lives of the properties and were equivalent to composite rates of 2.7% of average depreciable plant.

(d) Maintenance -- All expenditures for maintenance and repairs of units of property are charged to the appropriate maintenance expense accounts. A betterment or replacement of a unit of property is accounted for as an addition and retirement of utility plant. At the time of such a retirement, the accumulated provision for depreciation is charged with the original cost of the property retired and also for the net cost of removal.

(e) Gas Cost Recovery -- Delta has a Gas Cost Recovery (GCR) clause which provides for a dollar-tracker that matches revenues and gas costs and provides eventual dollar-for-dollar recovery of all gas costs incurred. The Company expenses gas costs based on the amount of gas costs recovered through revenue. Any differences between actual gas costs and those estimated costs billed are deferred and reflected in the computation of future billings to customers using the GCR mechanism.

(f) Revenue Recognition -- The Company records revenues as billed to its customers on a monthly meter reading cycle. At the end of each month, gas service which has been rendered from the latest date of each cycle meter reading to the month-end is unbilled.

(g) Revenues and Customer Receivables -- The Company supplies natural gas to approximately 32,000 customers in central and southeastern Kentucky. Revenues and customer receivables arise primarily from sales of natural gas to customers and from transportation services for others. Provisions for doubtful accounts are recorded to reflect the expected net realizable value of accounts receivable.

(h) Income Taxes -- The Company provides for income taxes on timing differences resulting from the use of alternative methods of income and expense recognition for financial and tax reporting purposes. The differences result primarily from the use of accelerated tax depreciation methods for certain properties versus the straight-line depreciation method for financial purposes, differences in recognition of purchased gas cost recoveries and certain other accruals which are not currently deductible for income tax purposes. Investment tax credits were deferred for certain periods prior to fiscal 1987 and are being amortized to income over the estimated useful lives of the applicable properties.

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", effective on July 1, 1993, as required. SFAS No. 109, which replaces SFAS No. 96, adopts the liability method of accounting for income taxes, requiring deferred income tax assets and liabilities to be computed using tax rates that will be in effect when the book and tax temporary differences reverse. For regulated companies, the change in tax rates applied to accumulated deferred income taxes may not be immediately recognized in operating results because of ratemaking treatment. A regulatory liability has been established to recognize the future revenue requirement impact from these deferred taxes. As a result, the adoption of SFAS No. 109 did not have a material impact on the results of operations or financial position of the Company. The temporary differences which gave rise to the following net deferred tax liability at June 30, 1994 are as follows:


          Deferred Tax Assets

     Unamortized investment tax credit       $   363,600
     Regulatory liabilities                      517,700
     Alternative minimum tax credits             667,200
     Other                                       402,100

                                             $ 1,950,600

          Deferred Tax Liabilities
     Accelerated depreciation                $(6,257,200)
     Deferred gas cost                          (580,400)
     Other                                      (229,400)

                                             $(7,067,000)

     Net Accumulated Deferred
          Income Tax Liability               $(5,116,400)

The components of the income tax provision are comprised of the following for the years ended June 30:


                                          1994         1993        1992
Components of income tax expense:
   Payable currently:
      Federal                          $  306,300   $  432,300  $  968,300
      State                               100,800      121,900     260,100
         Total                         $  407,100   $  554,200  $1,228,400

   Deferred to future years from:
      Use of accelerated depreciation     675,000      660,300     575,000
      Deferred (advance) recovery of      541,200      418,000    (238,600)
        gas cost
      Amortization of investment
         tax credits, net                 (71,500)     (71,800)    (72,100)
      Other deferred tax effects, net     (42,200)     (17,000)    (51,100)
         Income tax expense            $1,509,600   $1,543,700  $1,441,600


Reconciliation of the statutory Federal income tax rate to the effective income tax rate is shown in the table below:

                                        1994           1993           1992

Statutory Federal income tax rate       34.0%          34.0%          34.0%

State income taxes net of Federal
   benefit                               5.2            5.2            5.2

Amortization of investment tax
   credit                               (1.3)          (1.7)          (1.9)

Other differences - net                  (.9)             -              -


Effective Income Tax Rate               36.5%          37.5%          37.3%



(2)  Employee Benefit Plans:

(a) Defined Benefit Retirement Plan - Delta has a trusteed, noncontributory, defined benefit pension plan covering all eligible employees. Retirement income is based on the number of years of service and annual rates of compensation. The Company makes annual contributions equal to the amounts necessary to adequately fund the plan. The funded status of the pension plan and the amounts recognized in the Company's consolidated balance sheets at June 30 were as follows:


                                           1994          1993         1992
Plan assets at fair value               $5,251,296    $ 4,931,658    $4,357,255
Actuarial present value of benefit
  obligation:
   Vested benefits                      $4,114,517    $ 4,042,029    $3,335,604
   Non-vested benefits                      30,562         37,777        32,019
Accumulated benefit obligation          $4,145,079    $ 4,079,806    $3,367,623
Additional amounts related
   to projected salary increases         1,734,413      1,881,303     1,528,180
   Total projected benefit obligation   $5,879,492    $ 5,961,109    $4,895,803
Projected benefit obligation
   in excess of plan assets             $ (628,196)   $(1,029,451)   $ (538,548)
Unrecognized net assets at date of
   initial application being
   amortized over 15 years                (339,153)      (381,547)     (423,941)

Unrecognized net loss                      950,735      1,407,072       873,813
   Accrued pension liability            $  (16,614)   $    (3,926)   $  (88,676)


The assets of the plan consist primarily of common stock, bonds and certificates of deposit. Net pension costs for the years ended June 30 include the following:


                                            1994          1993         1992
Benefits earned during the year -
   service cost                         $  455,097    $   401,054    $  339,359
Interest cost on projected benefit
   obligation                              357,372        317,897       271,382
Actual return on plan assets               (45,100)      (356,971)     (442,461)
Net amortization and deferral             (353,530)       (24,856)      123,892
   Net periodic pension cost            $  413,839    $   337,124    $  292,172

The weighted average discount rates and the assumed rates of increase in future compensation levels used in determining the actuarial present values of the projected benefit obligation at June 30, 1994, 1993 and 1992 were 6.0%, 6.5% and 7.0%, respectively (discount rates), and 4% (rates of increase). The expected long-term rates of return on plan assets were 8%.

SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits", and SFAS No. 112, "Employers' Accounting for Post-Employment Benefits", did not affect the Company as Delta does not provide benefits for post-retirement or post-employment other than the pension plan for retired employees.

(b)   Employee Savings Plan - The Company has an Employee Savings Plan (Savings
Plan) under which eligible employees may elect to contribute any whole percentage between 2% and 15% of their annual compensation. The Company will match 50% of the employee's contribution up to a maximum Company contribution of 2% of the employee's annual compensation. For the years ended June 30, 1994, 1993 and 1992, Delta's Savings Plan expense was $106,863, $93,749 and $87,966, respectively.

(c) Employee Stock Purchase Plan - The Company has an Employee Stock Purchase Plan (the Stock Plan) under which qualified permanent employees are eligible to participate. Under the terms of the Stock Plan, such employees can contribute on a monthly basis 1% of their annual salary level (as of July 1 of each year) to be used to purchase Delta's common stock. After June 30, the Company will issue Delta common stock, based upon the fiscal year contributions, using an average of the last sale price of Delta's stock as quoted in NASDAQ's national market system at the close of business for the last five business days in June and will match those shares so purchased. Therefore, stock equivalent to approximately $47,653 will be issued in July, 1994. The continuation and terms of the Stock Plan are subject to approval by Delta's Board of Directors on an annual basis.

(3)  Dividend Reinvestment and Stock Purchase Plan:

The Company's Dividend Reinvestment and Stock Purchase Plan (Reinvestment Plan) provides that shareholders of record can reinvest dividends and also make limited additional investments of up to $3,000 per quarter in shares of common stock of the Company. Shares purchased under the Reinvestment Plan are authorized but unissued shares of common stock of the Company, and 15,355 shares were issued in 1994. Delta reserved 200,000 shares under the Reinvestment Plan in 1989, and, as of June 30, 1994 there were 122,020 shares still available for issuance.

(4)  Notes Payable and Line of Credit:

Substantially all of the cash balances of Delta are maintained to compensate the respective banks for banking services and to obtain lines of credit; however, no specific amounts have been designated as compensating balances, and Delta has the right of withdrawal of such funds. At June 30, 1994, the line of credit was $15,000,000, of which $2,705,000 had been borrowed at an interest rate of 5.5%. The maximum amount borrowed during 1994 was $9,065,000. The interest on this line is either at the daily prime rate or is based upon certificate of deposit rates. The current line of credit expires on November 15, 1994.

(5)  Long-Term Debt:

On October 18, 1993, Delta issued $15,000,000 of 6 5/8% Debentures that mature in October, 2023. Commencing in October, 1995, each holder may require redemption of up to $25,000 of the 6 5/8% Debentures annually, subject to an annual aggregate limitation of $500,000. Such redemption will also be made on behalf of deceased holders within sixty days of notice, subject to the annual aggregate $500,000 limitation. The 6 5/8% Debentures can be redeemed by the Company beginning in October, 1998 at a 5% premium, such premium declining ratably until it ceases in October, 2003. Restrictions under the indenture agreement covering the 6 5/8% Debentures include, among other things, a restriction whereby dividend payments cannot be made unless consolidated shareholders' equity of the company exceeds $12 million. As of June 30, 1994, no retained earnings were restricted under the provisions of the indenture.

On May 1, 1991, Delta issued $10,000,000 of 9% Debentures that mature in April, 2011. Each holder may require redemption of up to $25,000 of the 9% Debentures annually, subject to an annual aggregate limitation of $500,000. Such redemption will also be made on behalf of deceased holders within sixty days of notice, subject to the annual aggregate $500,000 limitation. The 9% Debentures can be redeemed by the Company beginning in April, 1996 at a 5% premium, such premium declining ratably until it ceases in April, 2001. The Company may not assume any additional mortgage indebtedness in excess of $1 million without effectively securing the 9% Debentures equally to such additional indebtedness.

Debt issuance expenses are deferred and amortized over the terms of the related debt. Call premium in 1994 of approximately $475,000 was deferred and will be amortized over the term of the related debt consistent with regulatory treatment.

(6)  Commitments and Contingencies:

The Company has entered into individual employment agreements with its six officers. The agreements expire or may be terminated at various times. The agreements provide for continuing monthly payments or lump sum payments and continuation of certain benefits over varying periods in the event employment is altered or terminated following certain changes in ownership of the Company.

(7)  Rates:

Reference is made to "Regulatory Matters" herein with respect to rate matters.


(8)  Quarterly Financial Data (Unaudited):


                                                      Earnings
                                              Net    (Loss) per
                    Operating   Operating    Income    Common
Quarter Ended       Revenues     Income      (Loss)    Share(a)


Fiscal 1994

September 30    $ 3,585,499   $   11,056  $ (542,285)  $ (.33)
December 31       7,814,638    1,117,871     578,448      .32
March 31         16,494,674    3,270,274   2,713,563     1.48
June 30           6,952,130      451,472     (78,725)    (.04)



Fiscal 1993

September 30    $ 3,466,378   $   46,208  $ (475,979)  $(.29)
December 31       7,712,590    1,269,509     716,010     .44
March 31         13,479,132    2,786,379   2,228,909    1.40
June 30           6,563,310      689,720     151,724     .09


______________________________________________________________

(a) Quarterly earnings per share may not equal annual earnings per share due to changes in shares outstanding.



DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Delta Natural Gas Company, Inc.:

We have audited the accompanying consolidated balance sheets and statements of capitalization of Delta Natural Gas Company, Inc. (a Kentucky corporation) and subsidiary companies as of June 30, 1994 and 1993, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended June 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Natural Gas Company, Inc. and subsidiary companies as of June 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective July 1, 1993, the Company changed its method of accounting for income taxes.

                                   Arthur Andersen & Co.

Louisville, Kentucky

August 12, 1994

Management Report

Management is responsible for the preparation, presentation and integrity of the financial statements and other financial information in this report. The statements, which were prepared in accordance with generally accepted accounting principles, include some amounts which are based on management's best estimates and judgments.

The Company maintains a system of accounting and internal controls which management believes provides reasonable assurance that the accounting records are reliable for purposes of preparing financial statements and that the assets are properly accounted for and protected.

The Board of Directors pursues its oversight role for these financial statements through its Audit Committee which consists of three outside directors. The Audit Committee meets periodically with management to review the work and monitor the discharge of their responsibilities. The Audit Committee also meets periodically with the Company's internal auditor as well as Arthur Andersen & Co., the independent auditors, who have full and free access to the Audit Committee, with or without management present, to discuss internal accounting control, auditing and financial reporting matters.


Consolidated Statistics

For the Years Ended June 30,       1994     1993     1992      1991     1990

Retail Customers Served,
End of Period
   Residential ..............     27,939   27,293    26,488   25,698   25,364
   Commercial ...............      4,242    4,093     4,035    4,168    4,049
   Industrial ...............         76       75        66       71       63

      Total .................     32,257    31,461    30,589   29,937   29,476

Operating Revenues ($000)
   Residential sales ........     16,597   14,578    13,945   12,453   12,792
   Commercial sales .........      9,663    8,269     7,651    6,294    6,581
   Industrial sales .........      1,671    1,383     1,188    1,299    1,656
   On-system transportation .      2,310    2,451     2,348    2,351    2,039
   Off-system transportation.        623      836     1,342    1,377    1,126
   Subsidiary sales .........      3,755    3,532     2,580    2,873    2,708
   Other ....................        228      172       147      131      280

      Total .................     34,847   31,221    29,201   26,778   27,182

System Throughput
(Million Cu. Ft.)
   Residential sales ........      2,511    2,341     2,202    2,049    2,195
   Commercial sales .........      1,506    1,368     1,235    1,115    1,214
   Industrial sales .........        316      281       229      248      327

      Total retail sales ....      4,333    3,990     3,666    3,412    3,736

   On-system transportation..      2,186    2,248     2,061    1,993    1,518

   Off-system transportation.      1,997    2,668     4,580    4,903    4,087

      Total .................      8,516    8,906    10,307   10,308    9,341


Average Annual Consumption Per
  End of Period Residential
  Customer (Thousand Cu. Ft.).        90       86        83       80       86
Lexington, Kentucky Degree Days
   Actual ....................     4,999    4,688     4,370    4,025    4,579
   Percent of 30 year average
     (4,726) .................     105.8     99.2      92.5     85.2     96.9


Average Revenue Per Mcf Sold
  at Retail ($) .............       6.44     6.07      6.21     5.88     5.63

Average Gas Cost Per Mcf Sold
  at Retail ($) .............       3.34     2.90      3.01     3.42     3.26
Directors and Officers

Board of Directors

Donald R. Crowe (b)(c)
Senior Analyst, Kentucky Department
of Insurance, Lexington, Kentucky

Billy Joe Hall (a)(c)
Investment Broker, LPL Financial
Services, Mount Sterling, Kentucky

Jane W. Hylton
Vice President - Human Resources and
Corporate Secretary

Glenn R. Jennings (d)
President and Chief Executive Officer

Harrison D. Peet (d)
Chairman of the Board; Retired President and Chief Executive Officer

Virgil E. Scott (b)
Retired Vice President - Administration

Henry C. Thompson (a)
President, Triple Land Co., Inc.;
Retired President, Henry Thompson
Construction Co., Inc.; both of
Nicholasville, Kentucky

Arthur E. Walker, Jr. (a)(c)
President, Walker Construction Company;
Atlas Concrete Products Corporation; both of Mount Sterling, Kentucky

Robert M. Watt III (b)(d)
Attorney, Stoll, Keenon & Park,
Lexington, Kentucky

_________________

Directors Emeriti

Roger A. Byron
John D. Harrison

(a)  Member of Nominating Committee
(b)  Member of Compensation Committee
(c)  Member of Audit Committee
(d)  Member of Executive Committee


Officers

John F. Hall
Vice President - Regulatory Matters and Treasurer

Robert C. Hazelrigg
Vice President - Consumer and Public Affairs

Alan L. Heath
Vice President - Operations and Engineering

Jane W. Hylton
Vice President - Human Resources and Secretary

Glenn R. Jennings
President and Chief Executive Officer

Thomas A. Kohnle
Vice President - Controller

Corporate Information

Shareholders' Inquiries

Communications regarding stock transfer requirements, lost certificates, changes of address or other items may be directed to the Transfer Agent and
Registrar. Communications regarding dividends, the above items or any other shareholder inquiries may be directed to Investor Relations, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.

Independent Public Accountants

Arthur Andersen & Co.
2300 Meidinger Tower
The Louisville Galleria
Louisville, Kentucky  40202

Disbursement Agent, Transfer Agent and Registrar for Common Shares

Liberty National Bank & Trust Co.
P. O. Box 32500
Louisville, Kentucky  40232

Trustee and Interest Paying Agents for Debentures


6 5/8% due 2023; 9% due 2011

Liberty National Bank & Trust Co.
P. O. Box 32500
Louisville, Kentucky  40232

Dividend Reinvestment and Stock Purchase Plan Administrator and Agent

Liberty National Bank & Trust Co.
P. O. Box 32500
Louisville, Kentucky  40232

1994 Annual Report

This annual report and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.

1994 Annual Meeting

The annual meeting of shareholders of the Company will be held at the General Office of the Company in Winchester, Kentucky on November 17, 1994, at 10:00 a.m. Proxies for the annual meeting will be requested from shareholders when notice of meeting, proxy statement and form of proxy are mailed on or about October 11, 1994.

SEC Form 10-K

A copy of Delta's most recent annual report on SEC Form 10-K is available, without charge, upon written request to John F. Hall, Vice President - Regulatory Matters and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.

Dividend Reinvestment and Stock Purchase Plan

This plan provides shareholders of record with a convenient way to acquire additional shares of the Company's common stock without paying brokerage fees. Participants may reinvest their dividends and make optional cash payments to acquire additional shares. Liberty National Bank and Trust Company of Louisville administers the Plan and is the agent for the participants. For more information, inquiries may be directed to Investor Relations, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.